UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported):     April 1, 2012

FIRST EQUITY PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-11777	95-6799846
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1603 LBJ Freeway, Suite 300 Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   469-522-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

Effective April 1, 2012, First Equity Properties, Inc., a Nevada corporation (the “Company” or the “Issuer” or “FEPI”) sold 100% of the outstanding stock of its former subsidiary Kelly Lot Development, Inc., a Nevada corporation (formerly ART Westwood FL, Inc.) (“KLD”) to Tacco Financial, Inc., a Nevada corporation (“TFI”).  TFI’s only relationship with FEPI is that TFI loaned certain funds to FEPI in the past.  The consideration given by TFI for the purchase of the stock of KLD total $5,576,494 comprised of and paid by the cancellation of a note and interest thereon due to TFI from FEPI in the amount of $4,120,300, assumption by TFI of certain indebtedness to third parties aggregating $1,456,194 including a note issued by FEPI to Adams Realty, Inc. in the amount of $944,000 and the assumption of an obligation to pay accrued real estate taxes on certain land in the amount of $32,313.

KLD owns a portfolio consisting of six tracks of land located in several different counties in Texas including approximately 0.753 acres of land located in Farmers Branch, Texas, approximately 6.916 acres of vineyard land located in Grapevine, Texas, approximately 3.028 acres of Seminary West land located in Fort Worth, Texas, approximately 6.796 acres of Travis Ranch land located in Kaufman County, Texas and approximately 23.237 acres known as Cooks Lane located in Fort Worth, Texas along with approximately 11.868 acres of land located in Nashville, Tennessee.  The formula or principal followed in determining the amount of the consideration was negotiation between the parties.  With the disposition of the stock of KLD by FEPI, FEPI no longer has any interest in undeveloped acreage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: June 19, 2012	FIRST EQUITY PROPERTIES, INC.

By: /s/ Steven A. Shelley
Steven A. Shelley, Vice President and
Secretary